EXHIBIT 5

                       [Letterhead of C-TEC Corporation]


                                             November 29, 1995

C-TEC Corporation
105 Carnegie Center
Princeton, New Jersey 08540

Ladies and Gentlemen:

         I am acting as counsel for C-TEC Corporation, a Pennsylvania Corporation (the "Company") in connection with its registration statement on Form S-8 (the "Registration Statement") to register under the Securities Act of 1933, as amended, 400,000 shares (the "Shares") of Common Stock (par value $1.00 per share) of the Company issuable pursuant to the C-TEC Corporation Executive One-for-One Stock Purchase Plan (the "Plan") of the Company. In connection therewith, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purpose of rendering this opinion.

         Upon the basis of the foregoing, I am of the opinion that the Shares deliverable pursuant to the Plan have been duly authorized and, when and to the extent issued pursuant to the Plan upon receipt by the Company of adequate consideration therefor, will be validly issued, fully paid and nonassessable.

         I consent to the filing of this opinion as Exhibit 5 to the Registration Statement.


                                       Very truly yours,

                                       /s/ Raymond B. Ostroski